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                                                                   Exhibit 2.10

                               PURCHASE AGREEMENT

     This Purchase Agreement (this "Agreement") is made as of this 14th day of February, 2002, by and between InTuition Guarantee Services, LLC, a Florida limited liability company ("InTuition") and NELnet, Inc., a Nevada corporation ("Purchaser") (collectively referred to as the "Parties" and, individually, as a "Party").

                                    RECITALS

     WHEREAS, InTuition owns 49% of GuaranTec, LLP, a Florida limited liability partnership ("GuaranTec"), constituting all of InTuition's interest in GuaranTec (the "Transferred Partnership Interest") which is operated in accordance with that Limited Liability Partnership Agreement dated as of November 1, 1996, as amended from time to time and most recently by the Fifth Amendment to Limited Partnership Agreement dated February 22, 1999 (as amended, the "Partnership Agreement");

     WHEREAS, Nelnet Guarantee Services, Inc., owns the remaining 51% of GuaranTec, and Purchaser wishes to acquire effective control over the operations of GuaranTec, in conjunction with Nelnet Guarantee Services, Inc.;

     WHEREAS, InTuition wishes to sell to Purchaser and Purchaser wishes to buy the Transferred Partnership Interest under the terms as specified herein.

     NOW, THEREFORE, for and in consideration of the mutual promises and covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby expressly acknowledged, the Parties intending to be legally bound agree as follows:

     1.   DESCRIPTION OF THE TRANSACTION; TERMS

          1.1 Transfers and Settlement Transaction. At the Closing (as defined in Section 1.2 hereof) and upon the terms and subject to the conditions set forth herein, all of the following actions shall be taken:

               (a) Transfer of Transferred Partnership Interest. InTuition shall convey, sell, transfer and deliver to Purchaser the Transferred Partnership Interest.

               (b) Payment by Purchaser. Purchaser shall deliver to InTuition on February 15, 2002, the amount of $4.5 million by wire transfer to the account as designated by InTuition.


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                    (c)  Officers' Certificates. Upon request of either party,
     InTuition and Purchaser shall each deliver to the other a certificate signed by a duly authorized officer of each respective Party certifying that the representations and warranties of that Party contained in this Agreement are true and correct in all material respects and that each of the obligations of that Party to be performed on or prior to the Closing has been duly performed in all material respects.

                    (d) Transaction Documents. InTuition shall also deliver at Closing (i) upon request of Purchaser, the written resignation of all directors and officers and members of the Steering Committee (as defined in the "Partnership Agreement") of GuaranTec who have been designated by InTuition, (ii) an assignment of the Transferred Partnership Interest in the form attached hereto as Exhibit A and (iii) such other documents as may be reasonably requested by Purchaser not less than one (1) day before the Closing Date to carry out the terms of this Agreement (the "Transaction Documents").

          1.2 Closing; Closing Date. The closing ("Closing") of the purchase of the Transferred Partnership Interest shall be effective as of January 1, 2002, although the deliveries set forth above shall not occur until February 15, 2002 ("Closing Date"). On February 15, 2002, Purchaser shall wire transfer the Purchase Price to InTuition or its designee. InTuition shall transfer the other closing items, all duly endorsed, to InTuition or its designee on February 15, 2002.

     2.   REPRESENTATIONS AND WARRANTIES OF PURCHASER

          Purchaser represents and warrants to InTuition as follows:

          2.1 Organization, Good Standing, Authority, and Enforceability. Purchaser is a corporation duly formed and organized, validly existing and in good standing under the laws of the State of Nevada. Purchaser has all requisite corporate power and authority to enter into this Agreement and the Transaction Documents, and to consummate the transactions contemplated hereby and thereby. This Agreement and the Transaction Documents have been duly executed and delivered by Purchaser and have been effectively authorized by all necessary corporate action by Purchaser and constitute legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their terms.

          2.2 Agreement Not in Breach of Other Instruments. The execution and delivery of this Agreement and the Transaction Documents, the consummation of the transactions contemplated hereby and thereby and the fulfillment of the terms hereof and thereof will not violate or result in a breach of any of the terms or provisions of, or constitute a default (or any event which, with notice or the passage of time, or both, would constitute a default) under, or conflict with or result in the termination of, or accelerate the performance required by,
(i) any agreement, indenture or other instrument to which Purchaser is a party or by which any of them is bound, (ii) any organizational document such as articles of incorporation, regulations, or bylaws of Purchaser, (iii) any judgment, decree, order or award of any court, governmental body or arbitrator by which Purchaser is bound, or (iv) any law, rule or regulation applicable to Purchaser. No authorization,

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consent, or approval of, or filing with, any governmental entity or other third party is necessary for the performance by Purchaser or of its obligations under the Transaction Documents.

          2.3 No Legal Bar. Purchaser is not prohibited by any order, writ, injunction or decree of any body of competent jurisdiction from consummating the transactions contemplated by this Agreement or the Transaction Documents and no such action or proceeding is pending against Purchaser which questions the validity of this Agreement or the Transaction Documents, any of the transactions contemplated hereby or thereby or any action which has been taken by any of the Parties in connection herewith or in connection with any of the transactions contemplated hereby or thereby.

     3.   REPRESENTATIONS AND WARRANTIES OF INTUITION

          InTuition hereby represents and warrants to Purchaser as follows:

          3.1 Organization, Good Standing, Authority and Enforceability. InTuition is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Florida. InTuition has all requisite power and authority to enter into this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby. This Agreement and the Transaction Documents have been duly executed and delivered by InTuition, have been effectively authorized by all necessary action and constitute legal, valid and binding obligation of InTuition enforceable against them in accordance with their terms.

          3.2 Agreement Not in Breach of Other Instruments. The execution and delivery of this Agreement and the Transaction Documents, the consummation of the transactions contemplated hereby and thereby and the fulfillment of the terms hereof will not violate or result in a breach of any of the terms or provisions of, or constitute a default (or any event which, with notice or the passage of time, or both, would constitute a default) under, or conflict with or result in the termination of, or accelerate the performance required by, (i) any agreement, indenture or other instrument to which InTuition is a party or by which any of them is bound, (ii) any organizational document of InTuition, (iii) any judgment, decree, order, or award of any court, governmental body, or arbitrator by which InTuition is bound, or (iv) any law, rule or regulation applicable to InTuition. No authorization, consent, or approval of, or filing with, any governmental entity or other third party is necessary for the performance by InTuition of its obligations under the Transaction Documents.

          3.3 No Legal Bar. InTuition is not prohibited by any order, writ, injunction, or decree of any body of competent jurisdiction from consummating the transactions contemplated by this Agreement and the Transaction Documents and no such action or proceeding is pending against InTuition which questions the validity of this Agreement or the Transaction Documents, any of the transactions contemplated hereby or thereby or any action which has been taken by any of the Parties in connection herewith or in connection with any of the transactions contemplated hereby and thereby.

          3.4 Title to the Transferred Partnership Interest. InTuition is the record and beneficial owner of the Transferred Partnership Interest, free and clear of all liens, claims, security interests, options, charges, pledges, and other restrictions or encumbrances of any nature whatsoever.

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Upon consummation of the transactions contemplated under this Agreement and the
Transaction Documents, Purchaser will acquire from InTuition good and valid title to the Transferred Partnership Interest free and clear of all liens, claims, security interests, options, charges, pledges, and other restrictions or encumbrances of any nature whatsoever ("Encumbrance") for which InTuition is responsible. Following the completion of the transaction InTuition shall have no ownership interest in GuaranTec.

     4.   INDEMNIFICATION

          4.1 Indemnification by Purchaser. Purchaser agrees to defend, indemnify, and hold InTuition and its respective officers, directors, trustees, parents, affiliates, representatives, agents, successors, and assigns harmless from and against any claim, liability, expense, loss, or other damage (including reasonable attorneys' fees and expenses), net of any tax benefit realized by the indemnified parties and net of any amount actually recovered by the indemnified parties under insurance policies ("Claims") in respect of:

               (a) any and all Claims relating to or resulting from any breach of a representation or warranty or any violation of a covenant made in this Agreement by Purchaser; and

               (b) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses incident to any item to which the foregoing indemnity relates.

          4.2 Indemnification by InTuition. InTuition agrees to defend, indemnify, and hold Purchaser and GuaranTec and their respective officers, directors, agents, affiliates, representatives, successors and assigns, harmless from and against any Claim in respect of:

               (a) any and all Claims relating to or resulting from any breach of a representation or warranty or any violation of a covenant made in this Agreement by InTuition.

               (b) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses incident to any item to which the foregoing indemnity relates.

     5.   ADDITIONAL COVENANTS AND AGREEMENTS

          5.1 Expenses. Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement, including, but not limited to, the fees, costs and expenses of its own financial consultants, accountants and legal counsel.

          5.2 Survival of Representations and Warranties. Except as otherwise provided herein, the representations and warranties contained in Sections 2 and 3 of this Agreement shall survive the Closing Date until the expiration of the statute of limitations for bringing the claim.

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          5.3  Public Releases. The Parties shall agree with each other as to the form and substance of any press release relating to this Agreement or the transactions contemplated hereby, and shall consult with each other as to the form and substance of other public disclosures relating hereto; provided, however, that nothing contained herein shall prohibit any party hereto from making any disclosure which it deems necessary in light of applicable laws or regulations, after notice to the other party with the opportunity to comment to the extent that delay of the disclosure is permitted under such laws or regulations. Notwithstanding the foregoing, following the Closing any Party can release information regarding the ownership of the Transferred Partnership Interest.

          5.4 Other Partnership Obligations. All other rights and obligations of the Parties and their affiliates shall continue as set forth in the Partnership Agreement.

     6.   MISCELLANEOUS

          6.1 Entire Agreement. This Agreement and the Transaction Documents, including the recitals and the Exhibits hereto and thereto, supersede any and all other agreements, oral or written, between the Parties hereto and thereto with respect to the subject matter hereof and thereof, and contain the entire agreement between such Parties with respect to the transactions contemplated hereby and thereby.

          6.2 Amendments. This Agreement and the Transaction Documents shall not be modified or amended except by an instrument in writing signed by or on behalf of both Parties hereto.

          6.3 Successors; Assignment. This Agreement and the Transaction Documents and all of the provisions hereof and thereof shall be binding upon and inure to the benefit of the Parties hereto and thereto and their respective successors and permitted transferees and assignees. Neither this Agreement nor any interest herein may, directly or indirectly, be transferred or assigned by either Party, in whole or in part, without the written consent of the other Party.

          6.4 Waiver. If either Party expressly waives in writing an unsatisfied condition, representation, warranty, undertaking, covenant or agreement (or portion thereof) set forth herein, the waiving Party shall thereafter be barred from recovering, and thereafter shall not seek to recover, any damages, claims, losses, liabilities or expenses, including, without limitation, legal and other expenses, from the other Party in respect of the matter or matters so waived. Any such waiver shall not constitute a covenant to waive any such matter or matters in the future.

          6.5 Counterparts. This Agreement may be executed in two or more counterparts and by the Parties on separate counterparts, all of which shall be considered one and the same agreement, and each of which shall be deemed an original.


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     IN WITNESS WHEREOF, the Parties hereto have caused this Purchase Agreement to be duly executed as of the date first set forth above.




INTUITION GUARANTEE SERVICES, LLC          NELNET, INC.

By: Farmers & Merchants
    Investment Inc.,
    Sole Member



By: /s/ Michael Dunlap                      By:  /s/ Terry Heimes
----------------------------------          -----------------------------------

Title: President                            Title: CFO
----------------------------------          -----------------------------------









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                                   EXHIBIT A

                       ASSIGNMENT OF PARTNERSHIP INTEREST

KNOW ALL MEN BY THESE PRESENTS that InTuition Guarantee Services, LLC, a Florida limited liability company ("Seller"), for good and valuable consideration (receipt of which is hereby acknowledged) pursuant to the Purchase Agreement (the "Purchase Agreement") dated February 14, 2002, by and between Seller and NELnet, Inc. ("Buyer"), do hereby by these presents, sell convey, assign, transfer, and deliver unto Buyer, its successors and assigns, the following:

All of the right, title and interest of Seller as of the date hereof, in and to a 49% interest in GuaranTec, LLP (as such term is defined on page 1 of the Purchase Agreement) to be sold, conveyed, assigned, transferred, and delivered to Buyer.

TO HAVE AND TO HOLD, unto Buyer, its successors and assigns, FOREVER.

Seller represents and warrants to Buyer that Seller is the lawful owner of the interest in GuaranTec, LLP being conveyed hereby and that the interest in GuaranTec, LLP is free and clear from all liens and encumbrances of the Seller and Seller will defend Buyer's title thereto against the claims of all third persons.

Seller covenants that it will from time to time at its expense make, execute, and deliver such instruments, acts, consents, and assurances as Buyer may reasonably request to more effectively sell, convey, transfer to, and vest in Buyer all of the aforesaid partnership interest being sold, conveyed, assigned, transferred, and delivered hereunder.

     This assignment is effective as of January 1, 2002.

     IN WITNESS WHEREOF, this Assignment of Partnership Interest has been duly executed and delivered by the duly authorized officers of Seller.


                                           InTuition Guarantee Services, LLC


                                       By: Farmers & Merchants Investment Inc.,
                                           Sole Member



                                           By:  /s/ Michael Dunlap
                                                --------------------------------
                                           Title: President
                                                  ------------------------------